EXHIBIT 16.1

September 23, 2025

Office of Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Respected Commissioners:

We have read the statements included under Item 4.01 in the Form 1-U dated September 23, 2025 of Med-X, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

/s/ SetApart Accountancy Corp

Los Angeles, California